This joint Filing Agreement confirms the agreement by and among the undersigned that the Schedule 13G is filed on behalf of each of the reporting person(s) identified below:



     Legg Mason Capital Managment, Inc.



     By___/s/_Nicholas C. Milano_______________________
          Nicholas C. Milano, Chief Compliance Officer

     Legg Mason Special Investment Trust, Inc.



     By___/s/_Gregory T. Merz__________________________
          Gregory T. Merz, Vice President

     LMM LLC



     By___/s/_Nicholas C. Milano_______________________
          Nicholas C. Milano, Chief Compliance Officer

     Legg Mason Opportunity Trust,
     a portfolio of Legg Mason Investment Trust, Inc.



     By___/s/_Gregory T. Merz___________________________
          Gregory T. Merz, Vice President